Exhibit 99.1

February 8, 2024	FOR IMMEDIATE RELEASE

CTS Corporation Announces Appointment of Amy M. Dodrill

to its Board of Directors

Lisle, Ill. - CTS Corporation (NYSE: CTS), a leading global designer and manufacturer of custom engineered solutions that “Sense, Connect and Move,” today announced that Amy M. Dodrill has been appointed to its board of directors, effective February 8, 2024, and will serve as a member of the nominating, governance and sustainability and technology and transactions committees.

Ms. Dodrill comes to CTS with over 25 years of experience in medical and technology companies and a proven track record of successfully leading and profitably growing global businesses serving key end markets. Ms. Dodrill most recently served as President of Baxter’s Global Surgical Solutions and Patient Support Systems segment, a $2 billion business with innovative products focused on advancing connected care and patient outcomes. In that role, Ms. Dodrill successfully integrated two former Hillrom business units into Baxter. Ms. Dodrill is a member of the board of directors of Procept BioRobotics (NASDAQ: PRCT), a commercial stage surgical robotics company, serving on the audit and compensation committees.

"CTS is pleased to welcome Amy Dodrill to the CTS board. Her extensive experience in the medical end market and background leading global businesses make her a valuable addition to our already highly experienced and diverse group of directors as CTS continues to focus on growth, end-market diversification, and products that sense, connect and move," said Kieran O’Sullivan, Chairman, President and CEO of CTS.

About CTS

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, and transportation markets. For more information, visit www.ctscorp.com.

Contact

Ashish Agrawal

Vice President and Chief Financial Officer

CTS Corporation

4925 Indiana Avenue

Lisle, IL 60532

USA

Telephone: +1 (630) 577-8800

Email: ashish.agrawal@ctscorp.com

www.ctscorp.com